                                                                   Exhibit 10.35

                          MARKETING ALLIANCE AGREEMENT

     THIS MARKETING ALLIANCE AGREEMENT (this "Agreement") is entered into as of this 4th day of January, 2001 by and between CoNext Holdings, Inc., a Delaware corporation ("CoNext"), and printCafe Systems, Inc., a Delaware corporation ("printCafe").

     I. CoNext has developed supply market solutions for, among other things, printed materials;

     II. CoNext has created and manages a qualified and preferred market of buyers and suppliers of printed material, including preferred pricing and service agreements for printing services and paper;

     III. printCafe has developed an end-to-end electronic software solution capable of integrating and automating all stages of the printing process including design and specification, procurement, manufacturing, distribution and supply chain management;

     IV. CoNext desires to obtain certain rights to market such software and promote such e-commerce product offerings as provided herein; and

     V. printCafe desires to grant certain rights to the CoNext to market such software and product offerings and team together initially in offering strategic sourcing capabilities for the printing and publishing industries and for additional custom configurable products as mutually agreed upon.

     NOW, THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do mutually agree as follows:

     1. STRATEGIC ALLIANCE.

     (a) CONEXT OBLIGATIONS; EXCLUSIVE STATUS. During the term of this Agreement, as part of its print supply market solution CoNext will exclusively offer printCafe's Internet based e-commerce print procurement solution to Fortune 500 companies and business-to-business consortiums in North America for integrating strategic sourcing solutions for printed materials and other related consumable ("Products") procurement, and will not recommend any other e-commerce solution for the purchase of printed materials to companies included in the Fortune 500 in North America. CoNext will not be considered in breach of the foregoing obligation to the extent that a company or consortium has a pre-existing relationship with a provider of e-commerce solutions for Products and/or a company or consortium refuses to or requests not to do business with printCafe for the purposes of obtaining e-commerce solutions for Products. In addition, CoNext will provide printCafe with a right of first refusal to be the exclusive e-commerce based procurement solution of Products in the event that it creates a print supply market solution outside of North America. Such right of first refusal shall be offered on such terms and conditions as CoNext elects in its sole discretion, provided that the right of first refusal shall only exist in such countries where printCafe has the ability to provide such services on competitive terms.

     (b) PRINTCAFE OBLIGATIONS. During the term of this Agreement, printCafe shall offer or provide the following services:

          (i) an end-to-end electronic software solution capable of integrating and automating all stages of the printing process, including, without limitation, design and specification, procurement, manufacturing, distribution and supply chain management;

          (ii) supply its buyer side e-commerce based print procurement solutions to CoNext on an OEM basis in order to permit CoNext to bundle printCafe's e-commerce based print procurement solution as part of CoNext's Supply Market Solution;

          (iii) as part of its standard print procurement solution, provide to each print buyer in the Fortune 500 recommended to printCafe by CoNext (A) a custom-branded website hosted by printCafe, (B) functional capabilities included in the most advanced release of printCafe software from time to time, as such software is currently detailed in EXHIBIT A, and (C) monthly and quarterly reports as agreed upon by the print buyer, printCafe and CoNext;

          (iv) timely data collection and distribution to CoNext at no cost relating to transactions conducted by print buyers participating in CoNext's Supply Market Solution for which printCafe provides a private label site or otherwise, subject to the approval of the print buyer;

          (v) implement and maintain disaster recovery plans in connection with its provision of Internet based e-commerce print procurement solutions and the Products and to consider modifying such disaster recovery plans in accordance with reasonable requests made by CoNext from time to time; and

          (vi) implement and maintain the security procedures in connection with its provision of Internet based e-commerce print procurement solutions and the Products and to consider modifying such security procedures in accordance with reasonable requests made by CoNext from time to time, and to permit an independent third party designated by CoNext to certify such security procedures from time to time.

     (c) PRINTCAFE SERVICES TO PRINTER AND SUPPLIERS. printCafe shall actively market and sell its e-commerce based solutions to printers and suppliers and shall provide printers and suppliers, subject to printCafe standard terms and conditions or such other terms and conditions as the parties may agree, with ERP system solutions, e-commerce solutions, training, installation and initial setup. printCafe shall give buyers and suppliers in CoNext's preferred marketplace priority implementation and support status, considering them preferred customers of printCafe (or such higher level as printCafe may grant any other customer of printCafe). printCafe shall be responsible for meeting implementation




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

goals developed in cooperation with CoNext by involving third-party implementation partners when necessary. Such third-party partners may only be used with the written approval of CoNext, which approval shall not be unreasonably withheld or delayed.

     (d) PRINTCAFE FEES. The fees that printCafe charges print buyers and other parties recommended to printCafe by CoNext, including, without limitation, subscription, license, installation and training fees and an on-going maintenance fees, shall be equal to or more favorable than the fees then being charged to other similar printCafe customers by printCafe. printCafe shall be solely responsible for all terms and conditions contained in such license and/or other subscription based agreement, and all packaging, delivery, warranty and on-going support and application maintenance.

     2. CO-MARKETING OF PRIVATE LABEL SITES.

     (a) APPOINTMENT OF RELATIONSHIP MANAGERS. No later than thirty days after the execution of this Agreement, printCafe and CoNext shall each appoint a manager to oversee the relationship between the parties resulting from the execution of this Agreement. These managers will (i) be responsible for resolving issues which may arise from time to time, (ii) meet as frequently as both parties reasonably deem appropriate, and (iii) be responsible for planning and developing a marketing program to facilitate the promotion strategic sourcing solutions for the Products.

     (b) INTRODUCTION OF PRINTCAFE PRODUCTS. The parties acknowledge and agree that CoNext shall have initial responsibility for introducing and recommending printCafe's end to end electronic software solution to selected clients of CoNext and to client teams created by CoNext. CoNext shall convey applicable market reaction to printCafe's liaison. In addition, CoNext will recommend that printers participating in CoNext's Supply Market Solution select printCafe's management information system and e-commerce software solutions. Based upon the interest expressed by CoNext's clients, CoNext will involve printCafe's sales representatives in the sales process. Notwithstanding anything to the contrary set forth in this Agreement, CoNext has no obligation to establish or maintain a formal sales organization or marketing program related to this Agreement.

     (c) MARKETING MATERIALS; PRODUCT SUPPORT.

          (i) Any internal or external marketing by CoNext may require printCafe participation and support which printCafe shall supply at no cost in its reasonable discretion. In order for CoNext to market the Software as provided for in this Agreement, printCafe shall supply CoNext with marketing documentation in electronic and paper format that can be used by CoNext without limitation on disclosure, including updates to such marketing materials when available. In addition, printCafe will make sales personnel available upon reasonable prior notice to provide on-site product demonstrations to CoNext's sales prospects. CoNext agrees not to modify, alter, amend, or knowingly misrepresent any printCafe marketing materials provided to CoNext pursuant to the terms of this Agreement.

          (ii) Subject to the prior written consent of CoNext, which consent shall not be unreasonably withheld or delayed, printCafe may describe its relationship with CoNext in press releases and other marketing materials prepared by printCafe. The parties acknowledge that approval of press releases and other marketing materials by e-mail correspondence will constitute "written consent" for purposes of this Section 2(c)(ii).

          (iii) CoNext agrees to promote its strategic alliance with printCafe through, among other things, the following:

               (A) including printCafe in marketing materials produced or distributed by or on behalf of CoNext that promote CoNext's relevant Supply Market Solution;

               (B) issuing a mutually acceptable joint press release promptly following the execution of this Agreement summarizing the relationship between the parties; and

               (C) participating with printCafe at appropriate seminars, conferences and media events as mutually agreed.

          (iv) printCafe will provide to CoNext, upon terms to be agreed upon by CoNext and printCafe, product training sufficient to provide a reasonable number of sales representatives of CoNext to develop a working knowledge of the functionality of the Products.

     (d) LIMITATIONS. Nothing in this Agreement shall be deemed a commitment or obligation on CoNext to effect any level of product sales or amount of revenue in relation to any internal or external marketing activities supplied by CoNext with respect to printCafe's product offerings. Similarly, printCafe has no obligation or commitment to effect any level of revenue for CoNext's services. printCafe will be solely responsible for obtaining any and all rights necessary to allow CoNext to market, in accordance with this Agreement, any third party components contained in printCafe's Internet based e-commerce print procurement solutions and the Products. Neither party may make commitments of any kind for or on behalf of the other party without first obtaining the other party's prior written consent. Such commitments may include, but are not limited to, recommendations for specific resources of CoNext or printCafe.

     (e) OTHER PRODUCTS AND SERVICES. The parties will consider expanding the scope of the product and services sourced through printCafe beyond the printing and publishing industries and target other markets to support the objectives of the parties hereto. Such additional markets shall be as mutually agreed upon by the parties and confirmed in writing.

     3. CONSIDERATION.

     (a) FEES AND EXPENSES. Unless otherwise expressly agreed upon in writing, each party will be responsible for its own costs associated with the activities performed under this Agreement, including but not limited to, work performed and costs incurred in connection with any proposals and other marketing preparation in connection with a sales opportunity. CoNext will retain 100% of fees related for services provided by CoNext to third parties. printCafe will retain 100% of the software license fees, subscription fees, activation charges, maintenance fees, and set-up and training fees pursuant to its subscription and/or license agreements with sales prospects. In cases where CoNext is selling a bundled solution that includes printCafe software, printCafe will be paid 100% of its preferred client rate, exclusive of any mark-up that CoNext may charge the purchaser.

     (b) WARRANTS. In consideration of CoNext entering into this Agreement, contemporaneously with the execution of this Agreement printCafe and CoNext shall enter into that certain Warrant Agreement attached hereto as EXHIBIT B pursuant to which printCafe shall issue up to 2,500,000 warrants to purchase shares of printCafe's common stock.

     4. CONFIDENTIAL INFORMATION. Each party acknowledges that, in connection with this Agreement and its relationship with the other party, it may obtain information or materials relating to the other party and its Affiliates (as hereinafter defined) which is of a confidential and proprietary nature ("Confidential Information"). The receiving party of such Confidential Information shall, at all times, keep in trust and confidence all such Confidential Information, and shall not use such Confidential Information other than as expressly authorized by the disclosing party under the terms of this Agreement, nor shall the receiving party disclose any such Confidential Information to any third party without the disclosing party's prior written consent. The receiving party further agrees to immediately return to the disclosing party all Confidential Information (including any copies thereof) in the receiving party's possession, custody or control upon termination of this Agreement or at any time and for any reason if the disclosing party so requests. Notwithstanding the foregoing, the confidentiality obligations set forth in this
SECTION 4 shall not apply to information or materials which (a) has entered the public domain, except where such entry is the result of the receiving party's breach of this Agreement, (b) subsequent to disclosure hereunder is obtained by the receiving party on a nonconfidential basis from an unaffiliated third party who has a right to disclose such information to the receiving party, and (c) is required to be disclosed pursuant to the order of a court of competent jurisdiction, provided that the disclosing party is given adequate notice and the ability to challenge such required disclosure if it so chooses. Neither party shall disclose, advertise or publish the terms and conditions of this Agreement without the prior written consent of the other party except as otherwise required by law. For purposes of this Agreement, "Affiliate" shall be deemed to mean, with respect to any person, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person.

     5. RIGHT OF FIRST OFFER. If CoNext elects to implement an internal print procurement solution, CoNext shall offer printCafe the opportunity to provide such services on mutually acceptable terms. The parties each agree that they will act in good faith and without undue delay as they participate in discussions on the terms pursuant to which printCafe will provide an internal print procurement solution; PROVIDED HOWEVER, nothing in this Agreement shall obligate either party necessarily to reach an agreement with the other with respect to such solution.

     6. TERM; TERMINATION.

     (a) TERM OF AGREEMENT. This Agreement shall have a three-year term from the date first written above, subject to earlier termination pursuant to SECTION 6(B) (the "Initial Term"). If neither party provides written notice to the other party of its intent to terminate this Agreement upon expiration of the Initial Term or any one-year renewal thereof at least ninety (90) days prior to the expiration of the Initial Term or any renewal thereof, as applicable, this Agreement shall continue for additional one-year periods.

     (b) TERMINATION OF AGREEMENT. Notwithstanding SECTION 6(A), this Agreement may be terminated as follows:

          (i) By printCafe immediately upon written notice to CoNext in the event that Electronic Data Systems Corp., A.T. Kearney, Inc. or any Affiliate of either such entity enters into a strategic alliance or other similar agreement with a competitor of printCafe with respect to the provision of e-commerce based procurement of Products in North America;

          (ii) By CoNext if a force majeure event described in SECTION 11(H) substantially delays or prevents performance by printCafe for more than thirty (30) days; or

          (iii) By either party as set forth below:

               (A) a party shall notify the other party the earlier of ten (10) days after any public announcement relating to a Change of Control (as hereafter defined) of such party, notwithstanding
               SECTION 11(B) or the consummation of such Change of Control. Thereafter, the party receiving the notice may, within sixty (60) days after receipt of any such notice, notify the other party of its intent to terminate this Agreement as of a date set forth in such notice;

               (B) immediately upon written notice to the other party if the other party has failed to cure a breach of any material term or condition under this Agreement within thirty (30) days after receipt of written notice from the other party which includes a detailed description of such breach; or

               (C) immediately upon written notice to the other party if either party ceases to do business as a going concern, either party becomes the object of the institution of voluntary or involuntary proceedings in bankruptcy or liquidation which is not dismissed within sixty (60) days after being filed, or a receiver is appointed with respect to a substantial portion of assets.

               For purposes of SECTION 6(b)(III)(A), a "Change of Control" means
               (i) the owner or owners of CoNext or printCafe as of the date hereof, as the case may be, fail to own at least 50% of the combined voting power or outstanding capital stock of such party,
               (ii) the consummation of a merger or consolidation of CoNext or printCafe, as the case may be, with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of CoNext or printCafe, as the case may be, or their respective Affiliates, as the case may be, immediately prior to such merger, consolidation or other reorganization, or (iii) the sale, transfer or other disposition of all or substantially all of the assets of CoNext or printCafe, as the case may be other than to the owner or owners of CoNext or printCafe, as the case may be, or their respective Affiliates, as the case may be.

     (c) RETURN OF MATERIALS. Except as otherwise agreed by the parties in writing, each party will, within thirty (30) days after the expiration or termination of this Agreement, return to the other party all such other party's materials, programs, manuals and other items and information then in its possession or under its control.

     7. REPRESENTATIONS AND WARRANTIES.

     (a) BY EACH PARTY. Each party represents and warrants to the other party that (i) it has the power and authority to enter into this Agreement and perform its obligations hereunder, (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate or other organizational action on the part of such party, and (iii) this Agreement has been duly executed and delivered by an authorized officer of such party and constitutes the valid and binding obligation of such party enforceable against it in accordance with its terms.

     (b) BY PRINTCAFE. printCafe represents and warrants to CoNext that none of its Internet based e-commerce print procurement solutions or the Products infringe, misappropriate or violate any intellectual property rights of any third parties.

     8. INDEMNIFICATION.

     (a) BY PRINTCAFE. Subject to SECTION 8(B), printCafe shall defend, hold harmless and indemnify CoNext, its Affiliates and their respective directors, officers, employees and agents (the "CoNext Indemnified Parties") from and against any and all




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

claims, liabilities, losses or damages (including reasonable attorneys' fees, expert witness fees, expenses and costs of settlement) resulting from or arising out of:

          (i) any infringement, misappropriation, violation or misuse of any patent, copyright, trade secret or other intellectual property rights (collectively, "Infringement Claims") asserted by any third party against any CoNext Indemnified Party or its clients in connection with the use of any of printCafe's Internet based e-commerce print procurement solutions or the Products; and

          (ii) any claim asserted by any third party against any of the CoNext Indemnified Parties or their clients in connection with products or services offered by printCafe or any of its Affiliates.

     (b) PROCEDURES.

          (i) If any civil, criminal, administrative or investigative action or proceeding (any of the foregoing, a "Claim") is threatened or commenced against any CoNext Indemnified Party that printCafe is obligated to defend, hold harmless or indemnify under SECTION 8(a), then notice thereof shall be given to printCafe as promptly as practicable; PROVIDED, HOWEVER, that any delay by the CoNext Indemnified Party in giving such notice shall not constitute a breach of this Agreement and shall not excuse printCafe's obligation under this SECTION 8(b)(i) except to the extent, if any, that printCafe is prejudiced by such delay. After such notice, printCafe shall be entitled, if it so elects in writing within ten (10) days after receipt of such notice, to take control of the defense and investigation of such Claim and to employ and engage attorneys of its choice to handle and defend the same, at printCafe's sole cost and expense. The CoNext Indemnified Party shall cooperate in all reasonable respects with printCafe and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom; PROVIDED, HOWEVER, that the CoNext Indemnified Party may, at its own cost and expense, participate through its attorneys or otherwise, in such investigation, trial and defense of such Claim and any appeal arising therefrom. In any Claim the defense of which is controlled by printCafe, printCafe shall not, without the CoNext Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed), compromise or settle such Claim if: (A) such compromise or settlement would impose an injunction or other equitable relief upon any CoNext Indemnified Party; or (B) such compromise or settlement does not include a release of the CoNext Indemnified Party from all liability relating to such Claim for which the CoNext Indemnified Party is entitled to be indemnified.

          (ii) After notice by printCafe to the CoNext Indemnified Party of its election to assume full control of the defense of any such Claim pursuant to SECTION 8(b)(i), printCafe shall not be liable to the CoNext Indemnified Party for any legal expenses incurred thereafter by such CoNext Indemnified Party in connection with the defense of that Claim and any appeal arising therefrom. If printCafe does not assume full control over the defense of a Claim pursuant to SECTION 8(b)(i), then printCafe may participate in such defense, at its sole cost and




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

     expense, and the CoNext Indemnified Party may defend and/or settle the Claim in such manner as it may deem appropriate, at the cost and expense of printCafe.

     9. LIMITATION OF LIABILITY. A party's liability to the other party to this Agreement or any other party for damages, injuries, losses, costs or expenses of any kind, however caused, based on or arising from or in connection with this Agreement, any termination hereof, or the subject matter hereof, whether arising in contract or tort (including as a result of negligence or strict liability), and whether or not such party shall have been informed, or might have anticipated the possibility of any such damage, loss, cost or expense shall be limited in the aggregate to $100,000. The foregoing limitations shall not apply to: (a) amounts for fees and charges otherwise due and payable under this Agreement (if any); (b) a breach of SECTION 4; or (c) amounts due pursuant to the indemnification obligations set forth in SECTION 8.

     10. DISCLAIMER OF DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY, ANY OF THEIR AFFILIATES OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT EITHER PARTY OR ANY OTHER SUCH ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THE FOREGOING EXCLUSION SHALL NOT APPLY TO CONSEQUENTIAL DAMAGES OR LOST PROFITS INCURRED BY EITHER PARTY AS A RESULT OF A BREACH OF SECTION 4 OR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 8.

     11. OTHER TERMS AND CONDITIONS.

     (a) INDEPENDENT CONTRACTORS. The parties and their respective employees and representatives are and shall be independent contractors with respect to the other party and neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party.

     (b) ASSIGNMENT. Neither party may assign its rights, or delegate its duties or obligations under this Agreement to any person or entity, in whole or in part without the prior written consent of the other party which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that subject to SECTION 6(B)(III)(A), either of the parties may assign its rights, or delegate its duties and obligations under this Agreement in connection with: (i) the sale of all or substantially all of its assets to a third party; or (ii) the merger or transfer of its equity interests by operation of law or otherwise, in either case so long as such transferee or other party is not a competitor of the other party to this Agreement.

     (c) SEVERABILITY; INTERPRETATION. If any provision of this Agreement is determined to be invalid under any applicable statute or rule of law, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable so as to materially effectuate the parties' intent. This Agreement shall be interpreted fairly in accordance with its terms and without any strict construction in favor or against either of the parties hereto.

     (d) NOTICE. Except as otherwise provided herein, all notices shall be in writing and shall be deemed to be delivered when received if sent by certified mail, postage prepaid, return receipt requested, or by nationally recognized overnight courier. All notices shall be directed to the parties at the following respective addresses set forth below or to such other address as either party may, from time to time, designate by notice to the other party:

                  If to printCafe:

         printCafe Systems, Inc.
         Forty 24th Street
         Pittsburgh, PA 15222
         Attention:  Chief Financial Officer

                  If to CoNext:

         CoNext Holdings, Inc.
         222 West Adams
         Suite 2500
         Chicago, IL  60606
         Attention:  President

     (e) ENTIRE AGREEMENT; MODIFICATION. This Agreement, together with the Exhibits attached hereto, constitutes the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties related to the subject matter hereof. No amendment, change, waiver, or discharge hereof shall be valid unless in writing and signed by both parties. No waiver of any provision hereof or of any right or remedy hereunder shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

     (f) GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Illinois without regard to its conflict of laws provisions.

     (g) SURVIVAL. The respective rights and obligations of the parties under SECTIONS 4, 6(C), 7, 8, 9, 10 and 11 shall survive any termination or expiration of this Agreement.

     (h) FORCE MAJEURE. If the performance of any part of this Agreement by either party is prevented, hindered, delayed or otherwise made impracticable by reason of any flood, riot, fire, judicial or governmental action, labor disputes, act of God or any other causes beyond the control of either party, that party shall be excused from such to the extent that it is prevented, hindered or delayed by such causes. Notwithstanding the foregoing, if such circumstances substantially delay or prevent performance by printCafe for more than thirty (30) days, CoNext may terminate this Agreement as set forth in SECTION 6(b)(ii).

     (i) NON-WAIVER. No delay or omission or failure to exercise any right or remedy provided for herein will be deemed to be a waiver thereof or acquiescence to the event giving rise to such right or remedy, but every such right and remedy may be exercised from time to time and so often as may be deemed expedient by the party exercising such right or remedy.

     (j) CAPTIONS. The captions of the sections herein are for convenience only and shall not affect in any way the scope, intent or meaning of the provisions to which they refer.

     IN WITNESS WHEREOF, the parties hereto have entered into this Strategic Alliance Agreement as of the date first written above.

PRINTCAFE SYSTEMS, INC.

By: /s/ Joseph J. Whang
   --------------------------

Name:  Joseph J. Whang

Title:  CFO & EVP Business Development

CONEXT HOLDINGS, INC.

By: /s/ Andrea W. Eversbusch
   --------------------------

Name:  Andrea W. Eversbusch

Title:  Vice President








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

                                    EXHIBIT A

           PRINTCAFE E-COMMERCE SITE SPECIFICATIONS (AUGUST 21, 2000)

          THE PRIVATE LABEL SITE PROVIDES THE FOLLOWING FUNCTIONALITY:

CREATION OF NEW PROJECTS
The New Project feature allows the creativity to design products via process tabs. These tabs help specify job requirements. Print buyers can provide details needed to produce jobs. This same information is used to create an RFQ (Request for Quote), an estimate, and then the print job instructions.

PROJECT CREATION WITH PRINTELLECT(TM)
The PrIntellect tab provides questions for the novice user. Information supplied on PrIntellect tab automatically populates default settings on the process tabs. The questions and answers displayed on the PrIntellect tab and the default information supplied in the process tabs are specified/configured by the site owner. More advance buyers can specify their own requirements in the process tabs: Prepress, Press, Postpress, and Shipping. Completion of the Prepress, Press, Postpress and Shipping tabs are optional.

ABILITY TO SPECIFY PREPRESS MATERIALS AND PROCESSES
On the prepress tab, the print buyer can choose specific material, processes, source platform, and storage medium. Based on the material type selected, additional specific questions are asked. Under the notes field, specific instructions for the job can be entered.

fABILITY TO SPECIFY PRESS MATERIALS AND PROCESSES
The press tab allows the definition of printing methods available (offset, gravure, flexo etc.), inline operations (embossing, gluing, numbering, perforating, imprinting, and die cutting), paper specifications (basis weight, brand, roll width, sheet size etc), and ink specifications (including on screen PMS color matching system). Impositions used by the printer are also displayed on this tab.

ABILITY TO SPECIFY POSTPRESS PROCESSING
Specifications defined on the Postpress tab include binding method (if applicable), offline coating options, special operations (trimming, tipping, or stamping), folding configurations, and inline operations (polybagging, ink jetting, etc.). Under the notes field, specific postpress instructions can be specified.

ABILITY TO SPECIFY SHIPPING METHOD
Bulk shipping, zip code or distribution type can be specified on the shipping tab





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


ON-LINE REVIEW AND APPROVALS
Buyers can specify who from their company needs to review and/or approve the project during each phase. This functionality is expected to be available by October 15, 2000.

SUMMARY OF PROJECT INFORMATION
The summary tab provides a summary of the project information including PrIntellect, prepress, press, postpress, and shipping information.

GENERATE MULTIPLE COMPONENTS/VERSIONS
Components represent parts within a project that are produced individually and then combined together to make a finished project shipped out to a customer. A user may create an unlimited quantity of components within one project. A version represents a unique kit comprised of components sequenced in a specific order. The user may create numerous versions within a project. This functionality is expected to be available by October 15, 2000.

CREATE REVISIONS
Revisions can be created for projects whenever a specific change within the project needs to be tracked. Buyers may activate previous revisions. Printers may create revisions of project when responding to quotes but the buyer must agree to that revision in order to activate it.

ABILITY TO COMPARE PROJECT REVISIONS
Any two revisions of a project can be compared side by side on the revisions tab. This line-by-line comparison helps identify what information has changed.

MANAGE PROJECTS
Projects are managed using a project tree control. From this control, projects can be created and organized, RFQ's can be generated, templates (of commonly used projects) can be created, and orders can be placed.

REAL-TIME COMMUNICATION BETWEEN BUYERS AND PRINTERS WITH SIMULSPEC(TM)
SimulSpec creates a collaborative work environment that allows printers and buyers to see print designs and specifications in a real-time. This is Web-based browser sharing technology that helps printers guide novice buyers through the design and specification process. This feature is expected to be delivered in the fourth quarter of 2000.

CREATE A REQUEST FOR QUOTE ("RFQ")
RFQ's can be submitted online. RFQ's are submitted to either the printer whose site the buyer is logged in to, or to a selected vendor(s) from a buyer's site. From a buyer's site, the vendor list can be fine-tuned by utilizing search criteria such as: years in business, average press run length, annual sales volume, in state, and ISO certification. Vendors and vendor information available on a buyer's site is specified by the buyer. Search criteria can also be customized on the buyer's site.


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SUBMIT QUOTES
Printers/suppliers can submit quotes that include quote amount, sales tax, and price per additional thousand. The system then automatically calculates the total quote amount. The printer can submit up to five different quotes per RFQ with an unlimited quantity of line item details for each quote. Printer can also create line items with zero quantity for speculative items.

REVIEW QUOTES AND PLACE ORDERS
When reviewing quotes, the buyer can review individual quotes for each printer and/or compare quotes from all printers.

TRACK JOB STATUS
Projects can be tracked by both printers and buyers. The status information is entered manually or, once printCafe Pro is available, can be automatically populated by the printer's ERP system.

INTEGRATION WITH ERP PLATFORM SYSTEMS (FOR PRINTCAFE UNLIMITED AND PRINTCAFE
PRO)
printCafe Pro Service is designed to integrate with certain ERP platform systems, including Hagen OA(TM), Logic Management System, Programmed Solutions Management System and Prograph Management System. These enterprise software applications are designed to manage certain stages of the print production process, including:

         Pre-press
         Printing and post-press
         Create detailed job instructions
         Schedule all stages of print production from pre-press to mailing Collect real-time data to integrate bindery
         Create timely detailed job cost analyses
         Create status reports and invoices

          PRINTCAFE PCX(TM) (FOR PRINTCAFE UNLIMITED AND PRINTCAFE PRO)

printCafe PCX is an integration specification for interfacing external systems and services with printCafe's e-commerce software.


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